Exhibit 99.1

MFA

FINANCIAL, INC.

One Vanderbilt Ave

New York, New York 10017

PRESS RELEASE	FOR IMMEDIATE RELEASE

August 5, 2021	NEW YORK METRO

INVESTOR CONTACT:	InvestorRelations@mfafinancial.com	NYSE: MFA
212-207-6488
www.mfafinancial.com

MEDIA CONTACT:	Abernathy MacGregor
Tom Johnson
212-371-5999

MFA Financial, Inc. Announces Second Quarter 2021 Financial Results

Asset acquisitions exceed run-off for the first time since COVID onset

Book value stability despite a volatile market for mortgages

16% increase in net interest income over first quarter 2021

Second quarter dividend to common shareholders increased by 33%

NEW YORK - MFA Financial, Inc. (NYSE:MFA) today provided its financial results for the second quarter ended June 30, 2021.

Second Quarter 2021 financial results update:

•	MFA generated second quarter net income of $58.5 million, or $0.13 per common share.

•	MFA paid a regular cash dividend for the second quarter of $0.10 per share of common stock on July 30, 2021, an increase of 33% over the first quarter dividend paid to common shareholders.

•	GAAP book value at June 30, 2021 was $4.65 per common share, while Economic book value, a non-GAAP financial measure of MFA’s financial position that adjusts GAAP book value by the amount of unrealized market value changes in residential whole loans held at carrying value for GAAP reporting, was $5.12 per common share at quarter-end.

•	Our portfolio of residential mortgage assets delivered solid second quarter earnings and stable book value despite a volatile market for residential mortgage assets.

•	Net interest income increased on a sequential quarter basis by over 16% to $59.0 million as we continued to execute on initiatives to lower the cost of financing our investments with more durable forms of borrowing. Interest expense decreased approximately 15% quarter over quarter. For the second quarter, the net interest spread generated by our interest bearing portfolio increased to 3.02%.

•	Two securitizations were completed during the quarter. These included a securitization of $394 million of Non-QM loans, with $371 million of bonds sold at a blended cost of 1.37%, lowering the funding rate on these loans by approximately 200 bps. In addition, we completed a securitization of $473 million of previously securitized and other re-performing loans, with $435 million of bonds sold at a blended cost of 1.30%, lowering the funding rate on these loans by approximately 85 bps.

•	Loan purchase activity of $857 million approached levels last achieved in the first quarter of 2020, with acquisitions including approximately $375 million of Non-QM and $175 million of Business Purpose loans. In addition, we purchased over $300 million of “Agency eligible investor loans”, which are residential mortgage loans on investor properties that conform to the standards for purchase by a federally chartered corporation, such as the Federal National Mortgage Association (“Fannie Mae”) or the Federal Home Loan Mortgage Corporation (“Freddie Mac”). This purchase activity exceeded portfolio run-off, resulting in net loan portfolio growth of approximately $360 million.

Commenting on the second quarter 2021 results, Craig Knutson, MFA’s CEO and President said, “MFA had a very solid second quarter of 2021, as our portfolio performed well and our ongoing efforts to use securitizations to term out and lower our funding costs drove financial results. We earned $0.13 per common share in the second quarter, and produced a total economic return of 2.6%. We increased net interest income by 16% versus Q1 2021. I am also happy to report that our portfolio acquisitions in the second quarter of 2021 exceeded runoff for the first time since the onset of COVID. Through our stock repurchase program, we purchased 5.7 million shares during the second quarter at an average price of $4.19 or approximately 82% of economic book value. Finally, on July 1, 2021, we completed the acquisition of Lima One Capital, a leading nationwide originator and servicer of business purpose loans (BPLs). With the acquisition of Lima One, we expect to materially enhance our capability to purchase and service BPLs, which include fix and flip, single family and other rental and multifamily loans. MFA has purchased over $1 billion of BPLs from Lima One since 2017, and we are excited to add the Lima One team to the MFA family.”

Mr. Knutson added, “Our second quarter results were driven by strong portfolio performance, with lower loan balances and improving mortgage credit leading to a release of CECL reserves of $8.9 million. On the liability side, we continue to execute on our plan to reduce funding costs through securitizations. We completed a Non-QM securitization in April 2021 and a re-lever of a re-performing and non-performing loan securitization in June 2021. These transactions deliver a meaningful benefit by terming out non-mark-to-market financing while significantly reducing borrowing costs and also generating more liquidity. Our income statement demonstrates the impact of these transactions, as our interest expense decreased by 15%.”

Mr. Knutson continued, “We also took advantage of a strong housing market to continue to reduce our REO portfolio, selling 139 properties for aggregate proceeds of $38.0 million and generating $3.9 million of gains.”

Q2 2021 Portfolio Activity

MFA’s residential mortgage investment portfolio increased by $299.0 million during the second quarter, as loan purchase activity exceeded portfolio run-off. Loan acquisitions were more than triple the prior quarter, with $373.6 million of Non-QM loans, $308.1 million of Agency eligible investor loans, and $175.2 million of Business Purpose loans purchased during the quarter.

At June 30, 2021, our investments in residential whole loans totaled $5.6 billion. Of this amount, $3.8 billion are Purchased Performing Loans, $581.0 million are Purchased Credit Deteriorated Loans and $1.2 billion are Purchased Non-performing Loans. During the quarter, we recognized approximately $69.0 million of Interest Income on residential whole loans in our consolidated statements of operations, representing a yield of 5.48%. Purchased Performing Loans generated a yield of 4.45%, Purchased Credit Deteriorated Loans generated a yield of 7.17% and Purchased Non-performing Loans generated a yield of 7.98%. Overall loan portfolio yields were 45 bps higher than the prior quarter primarily due to higher interest income recognized on Purchased Credit Deteriorated Loans and Purchased Non-performing Loans. Overall delinquency rates across our residential whole loan portfolio continue to moderate. The amount of Non-QM loans that were 60 or more days delinquent, measured as a percentage of the unpaid principal balance, decreased during the quarter and was 7.8% at June 30, 2021, compared to 8.0% at March 31, 2021. In addition, the amount of Purchased Credit Deteriorated loans that were 90 or more days delinquent, measured as a percentage of the unpaid principal balance, decreased during the quarter and was 18.0% at June 30, 2021, compared to 19.0% at March 31, 2021. Delinquency levels for our Rehabilitation loans decreased from the prior quarter, with loans that were 60 or more days delinquent totaling $120.4 million, compared to $149.2 million at March 31, 2021. The percentage amount of Purchased Non-performing Loans that were 90 or more days delinquent decreased to 43.7% at June 30, 2021 from 46.0% at March 31, 2021.

For the second quarter, a reversal of the provision for credit losses of $8.9 million was recorded on residential whole loans held at carrying value, primarily reflecting lower loan balances and adjustments to certain macro-economic assumptions used in our credit loss forecasts. The total allowance for credit losses recorded on residential whole loans held at carrying value at June 30, 2021 was $54.3 million. In addition, as of June 30, 2021, reserves for credit losses totaling approximately $512,000 were recorded related to undrawn commitments on loans held at carrying value.

Our Purchased Non-performing Loans and certain of our Purchased Performing Loans are measured at fair value as a result of the election of the fair option at acquisition, with changes in the fair value and other non-interest related income from these loans recorded in Other income, net each period. For the second quarter, net gains of $6.0 million were recorded, primarily reflecting unrealized fair value changes in the underlying loans.

In addition, as of the end of the quarter, we held approximately $205 million of REO properties, which decreased from $220 million as of the end of the first quarter as foreclosure activity remains muted, while asset sales continued. MFA’s proactive asset management team continues to take advantage of current market conditions and has been able to shorten liquidation timelines and increase property sale proceeds, leading to improved outcomes and better returns.

At the end of the second quarter, MFA held approximately $303 million of Securities, at fair value, including $196.5 million of MSR-related assets and $106.3 million of CRT securities.

General and Administrative and other expenses

For the three months ended June 30, 2021, MFA’s costs for compensation and benefits and other general and administrative expenses were $16.8 million, or an annualized 2.66% of average stockholders’ equity for the quarter ended June 30, 2021. Expenses this quarter included the impact of annual equity awards to non-employee directors, professional services costs related to the Lima One acquisition and a catch-up adjustment to increase the incentive compensation accrual.

Stock Repurchase Program

On November 2, 2020, MFA’s Board of Directors authorized a share repurchase program under which MFA may repurchase up to $250 million of its common stock through the end of 2022. Under this program during the second quarter (in the period permitted under the program), the Company repurchased 5,659,551 shares of common stock at an average price of $4.19 per share. For the period from January 1, 2021 through June 30, 2021, the Company purchased 11,606,229 shares of common stock at an average price of $4.14 per share. As of June 30, 2021, the Company was permitted to purchase an additional $117.7 million of its common stock.

MFA expects to fund the share repurchases from current cash balances and future investment portfolio run-off. The Company currently has approximately 440.9 million shares of common stock outstanding.

The following table presents MFA’s asset allocation as of June 30, 2021, and the second quarter 2021 yield on average interest-earning assets, average cost of funds and net interest rate spread for the various asset types.

Table 1 - Asset Allocation

At June 30, 2021	Purchased Performing Loans (1)	Purchased Credit Deteriorated Loans (2)	Purchased Non-Performing Loans	Securities, at fair value	Real Estate Owned	Other, net (3)	Total
($ in Millions)
Fair Value/Carrying Value	$3,802	$581	$1,168	$303	$205	$1,027	$7,086
Payable for Unsettled Purchases	(131)	—	—	—	—	—	(131)
Financing Agreements with non-mark-to-market collateral provisions	(419)	(136)	(232)	—	(8)	—	(795)
Financing Agreements with mark-to-market collateral provisions	(929)	(105)	(139)	(178)	(10)	—	(1,361)
Less Securitized Debt	(1,397)	(232)	(391)	—	(26)	—	(2,046)
Less Convertible Senior Notes	—	—	—	—	—	(226)	(226)
Net Equity Allocated	$926	$108	$406	$125	$161	$801	$2,527
Debt/Net Equity Ratio (4)	3.1	x	4.4	x	1.9	x	1.4	x	0.3	x	1.8	x

For the Quarter Ended June 30, 2021
Yield on Average Interest Earning Assets (5)(6)	4.45%	7.17%	7.98	24.57%	N/A	5.51%
Less Average Cost of Funds (7)	(2.09)	(2.39)	(2.71)	(1.81)	(3.15)	(2.49)
Net Interest Rate Spread	2.36%	4.78%	5.27	22.76%	(3.15)%	3.02%

(1)	Includes $2.4 billion of Non-QM loans, $421.1 million of Rehabilitation loans, $524.9 million of Single-family rental loans, $118.3 million of Seasoned performing loans and $308.6 million of Agency eligible investor loans. At June 30, 2021, the total fair value of these loans is estimated to be approximately $3.9 billion.
(2)	At June 30, 2021, the total fair value of these loans is estimated to be approximately $697.1 million.
(3)	Includes $906.4 million of cash and cash equivalents, $8.8 million of restricted cash, and $81.5 million of capital contributions made to loan origination partners, as well as other assets and other liabilities.
(4)	Total Debt/Net Equity ratio represents the sum of borrowings under our financing agreements noted above as a multiple of net equity allocated.
(5)	Yields reported on our interest earning assets are calculated based on the interest income recorded and the average amortized cost for the quarter of the respective asset. At June 30, 2021, the amortized cost of our securities, at fair value was $235.0 million. In addition, the yield for residential whole loans at carrying value was 5.44%, net of 4 basis points of servicing fee expense incurred during the quarter. For GAAP reporting purposes, such expenses are included in Loan servicing and other related operating expenses in our statement of operations. Yield reported on Securities, at fair value includes $8.4 million of accretion income recognized on the redemption at par of a MSR-related asset that had been held at amortized cost basis below par due to an impairment charge recorded in the first quarter of 2020. Excluding this accretion, the yield reported would have been 11.13%.
(6)	Average cost of funds includes interest on financing agreements, Convertible Senior Notes and securitized debt.

The following table presents the activity for our residential mortgage asset portfolio for the three months ended June 30, 2021:

Table 2 - Investment Portfolio Activity Q2 2021

(In Millions)	March 31, 2021	Runoff (1)	Acquisitions	Other (2)	June 30, 2021	Change
Residential whole loans and REO	$5,409	$(538)	$857	$28	$5,756	$347
Securities, at fair value	351	(52)	—	4	303	(48)
Totals	$5,760	$(590)	$857	$32	$6,059	$299

(1)	Primarily includes principal repayments and sales of REO.
(2)	Primarily includes changes in fair value, draws on previously originated Rehabilitation loans, and changes in the allowance for credit losses.

The following tables present information on our investments in residential whole loans.

Residential Whole Loans at June 30, 2021 and December 31, 2020:

Table 3 - Portfolio composition

	Held at Carrying Value		Held at Fair Value		Total
(Dollars In Thousands)	June 30, 2021	December 31, 2020	June 30, 2021	December 31, 2020	June 30, 2021	December 31, 2020
Purchased Performing Loans:
Non-QM loans	$1,960,855	$2,357,185	$479,859	$—	$2,440,714	$2,357,185
Rehabilitation loans	364,463	581,801	68,234	—	432,697	581,801
Single-family rental loans	417,544	446,374	109,685	—	527,229	446,374
Seasoned performing loans	118,366	136,264	—	—	118,366	136,264
Agency eligible investor loans	—	—	308,626	—	308,626	—
Total Purchased Performing Loans	$2,861,228	$3,521,624	$966,404	$—	$3,827,632	$3,521,624

Purchased Credit Deteriorated Loans	$609,157	$673,708	$—	$—	$609,157	$673,708

Allowance for Credit Losses	$(54,261)	$(86,833)	$—	$—	$(54,261)	$(86,833)

Purchased Non-Performing Loans	$—	$—	$1,168,451	$1,216,902	$1,168,451	$1,216,902

Total Residential Whole Loans	$3,416,124	$4,108,499	$2,134,855	$1,216,902	$5,550,979	$5,325,401

Number of loans	11,434	13,112	7,158	5,622	18,592	18,734

Table 4 - Yields and average balances

	For the Three-Month Period Ended
(Dollars in Thousands)	June 30, 2021			March 31, 2021			June 30, 2020
	Interest	Average Balance	Average Yield	Interest	Average Balance	Average Yield	Interest	Average Balance	Average Yield
Purchased Performing Loans:
Non-QM loans	$21,968	$2,327,256	3.78%	$22,189	$2,315,890	3.83%	$37,259	$3,061,828	4.87%
Rehabilitation loans	7,329	454,939	6.44%	6,668	540,550	4.93%	13,312	929,921	5.73%
Single-family rental loans	6,906	479,233	5.76%	7,081	447,585	6.33%	7,268	500,846	5.80%
Seasoned performing loans	1,540	125,056	4.93%	1,990	132,897	5.99%	2,253	160,695	5.61%
Agency eligible investor loans	262	32,114	3.26%	—	—	—%	—	—	—%
Total Purchased Performing Loans	38,005	3,418,598	4.45%	37,928	3,436,922	4.41%	60,092	4,653,290	5.17%

Purchased Credit Deteriorated Loans	11,303	630,217	7.17%	8,290	662,924	5.00%	9,335	736,225	5.07%

Purchased Non-Performing Loans	19,708	987,860	7.98%	18,320	1,027,491	7.13%	15,410	1,137,097	5.42%

Total Residential whole loans	$69,016	$5,036,675	5.48%	$64,538	$5,127,337	5.03%	$84,837	$6,526,612	5.20%

Table 5 - Net Interest Spread

	For the Three-Month Period Ended
	June 30, 2021	March 31, 2021	June 30, 2020
Purchased Performing Loans
Net Yield (1)	4.45%	4.41%	5.17%
Cost of Funding (2)	2.09%	2.46%	6.34%
Net Interest Spread (3)	2.36%	1.95%	(1.17)%

Purchased Credit Deteriorated Loans
Net Yield (1)	7.17%	5.00%	5.07%
Cost of Funding (2)	2.39%	2.86%	6.03%
Net Interest Spread (3)	4.78%	2.14%	(0.96)%

Purchased Non-Performing Loans
Net Yield (1)	7.98%	7.13%	5.42%
Cost of Funding (2)	2.71%	3.41%	5.55%
Net Interest Spread (3)	5.27%	3.72%	(0.13)%

Total Residential Whole Loans
Net Yield (1)	5.48%	5.03%	5.20%
Cost of Funding (2)	2.25%	2.70%	6.15%
Net Interest Spread (3)	3.23%	2.33%	(0.95)%

(1)	Reflects annualized interest income on Residential whole loans divided by average amortized cost of Residential whole loans. Excludes servicing costs.
(2)	Reflects annualized interest expense divided by average balance of repurchase agreements, agreements with non-mark-to-market collateral provisions, and securitized debt. Cost of funding for the quarter ended June 30, 2020 includes the impact of amortization of $12.5 million of losses previously recorded in OCI related to Swaps unwound during the quarter ended March 31, 2020 that had been previously designated as hedges for accounting purposes. The amortization of these losses increased the funding cost by 116 basis points for Purchased Performing Loans, 107 basis points for Purchased Credit Deteriorated Loans, 77 basis points for Purchased Non-Performing Loans, and 107 basis points for total Residential whole loans during the quarter ended June 30, 2020. At June 30, 2020, following the closing of certain financing transactions and our exit from forbearance arrangements, and an evaluation of our anticipated future financing transactions, $49.9 million of unamortized losses on Swaps previously designated as hedges for accounting purposes was transferred from OCI to earnings, as it was determined that certain financing transactions that were previously expected to be hedged by these Swaps were no longer probable of occurring. In addition, cost of funding for the quarter ended June 30, 2020 was significantly higher than for prior periods as it reflects default interest and/or higher rates charged by lenders while we were under a forbearance agreement.
(3)	Reflects the difference between the net yield on average Residential whole loans and average cost of funds on Residential whole loans.

Table 6 - Allowance for Credit Losses

The following table presents a roll-forward of the allowance for credit losses on the Company’s Residential Whole Loans, at Carrying Value:

	Six Months Ended June 30, 2021
(Dollars In Thousands)	Non-QM Loans	Rehabilitation Loans (1)(2)	Single-family Rental Loans	Seasoned Performing Loans	Purchased Credit Deteriorated Loans (3)	Totals
Allowance for credit losses at December 31, 2020	$21,068	$18,371	$3,918	$107	$43,369	$86,833
Current provision	(6,523)	(3,700)	(1,172)	(41)	(10,936)	(22,372)
Write-offs	—	(1,003)	—	—	(214)	(1,217)
Allowance for credit losses at March 31, 2021	$14,545	$13,668	$2,746	$66	$32,219	$63,244
Current provision/(reversal)	(2,416)	(1,809)	(386)	(9)	(3,963)	(8,583)
Write-offs	(37)	(255)	—	—	(108)	(400)
Allowance for credit losses at June 30, 2021	$12,092	$11,604	$2,360	$57	$28,148	$54,261

	Six Months Ended June 30, 2020
(Dollars In Thousands)	Non-QM Loans	Rehabilitation Loans (1)(2)	Single-family Rental Loans	Seasoned Performing Loans	Purchased Credit Deteriorated Loans (3)	Totals
Allowance for credit losses at December 31, 2019	$388	$2,331	$62	$—	$244	$3,025
Transition adjustment on adoption of ASU 2016-13 (4)	6,904	517	754	19	62,361	70,555
Current provision	26,358	33,213	6,615	230	8,481	74,897
Write-offs	—	(428)	—	—	(219)	(647)
Valuation adjustment on loans held for sale	70,181	—	—	—	—	70,181
Allowance for credit and valuation losses at March 31, 2020	$103,831	$35,633	$7,431	$249	$70,867	$218,011
Current provision/(reversal)	(2,297)	(5,213)	(500)	(25)	(2,579)	(10,614)
Write-offs	—	(420)	—	—	(207)	(627)
Valuation adjustment on loans held for sale	(70,181)	—	—	—	—	(70,181)
Allowance for credit losses at June 30, 2020	$31,353	$30,000	$6,931	$224	$68,081	$136,589

(1)	In connection with purchased Rehabilitation loans, the Company had unfunded commitments of $40.3 million and $94.5 million as of June 30, 2021 and 2020, respectively, with an allowance for credit losses of $512,000 and $2.1 million at June 30, 2021 and 2020, respectively. Such allowance is included in “Other liabilities” in the Company’s consolidated balance sheets.
(2)	Includes $120.4 million and $181.8 million of loans that were assessed for credit losses based on a collateral dependent methodology as of June 30, 2021 and 2020, respectively.
(3)	Includes $83.1 million and $100.0 million of loans that were assessed for credit losses based on a collateral dependent methodology as of June 30, 2021 and 2020, respectively.
(4)	Of the $70.6 million of reserves recorded on adoption of ASU 2016-13, $8.3 million was recorded as an adjustment to stockholders’ equity and $62.4 million was recorded as a “gross up” of the amortized cost basis of Purchased Credit Deteriorated Loans.

Table 7 - Credit related metrics/Residential Whole Loans at Carrying Value

June 30, 2021

					Weighted			Aging by Amortized Cost Basis
			Unpaid Principal	Weighted Average	Average Term to	Weighted Average	Weighted Average		Past Due Days
(Dollars In Thousands)	Carrying Value	Amortized Cost Basis	Balance (“UPB”)	Coupon (1)	Maturity (Months)	LTV Ratio (2)	Original FICO (3)	Current	30-59	60-89	90+
Purchased Performing Loans:
Non-QM loans (4)	$1,948,763	$1,960,855	$1,908,905	5.81%	347	63%	712	$1,725,889	$58,059	$36,856	$140,051
Rehabilitation loans (4)	352,859	364,463	364,463	7.21	5	65	723	226,865	17,150	11,506	108,942
Single-family rental loans (4)	415,184	417,544	413,060	6.29	322	69	730	386,091	5,858	3,000	22,595
Seasoned performing loans (4)	118,309	118,366	129,536	2.96	167	39	722	107,762	943	538	9,123
Purchased Credit Deteriorated Loans (4)(5)	581,009	609,157	712,102	4.54	284	71	N/A	N/M	N/M	N/M	105,487
Residential whole loans, at carrying value, total or weighted average	$3,416,124	$3,470,385	$3,528,066	5.67%	289

December 31, 2020

					Weighted			Aging by Amortized Cost Basis
			Unpaid Principal	Weighted Average	Average Term to	Weighted Average	Weighted Average		Past Due Days
(Dollars In Thousands)	Carrying Value	Amortized Cost Basis	Balance (“UPB”)	Coupon (1)	Maturity (Months)	LTV Ratio (2)	Original FICO (3)	Current	30-59	60-89	90+
Purchased Performing Loans:
Non-QM loans (4)	$2,336,117	$2,357,185	$2,294,086	5.84%	351	64%	712	$2,099,134	$73,163	$36,501	$148,387
Rehabilitation loans (4)	563,430	581,801	581,801	7.29	3	63	719	390,706	29,315	25,433	136,347
Single-family rental loans (4)	442,456	446,374	442,208	6.32	324	70	730	415,386	6,652	3,948	20,388
Seasoned performing loans (4)	136,157	136,264	149,004	3.30	171	40	723	124,877	2,186	1,170	8,031
Purchased Credit Deteriorated Loans (4)(5)	630,339	673,708	782,319	4.46	287	76	N/A	N/M	N/M	N/M	119,621
Residential whole loans, at carrying value, total or weighted average	$4,108,499	$4,195,332	$4,249,418	5.77%	282

(1)	Weighted average is calculated based on the interest bearing principal balance of each loan within the related category. For loans acquired with servicing rights released by the seller, interest rates included in the calculation do not reflect loan servicing fees. For loans acquired with servicing rights retained by the seller, interest rates included in the calculation are net of servicing fees.
(2)	LTV represents the ratio of the total unpaid principal balance of the loan to the estimated value of the collateral securing the related loan as of the most recent date available, which may be the origination date. For Rehabilitation loans, the LTV presented is the ratio of the maximum unpaid principal balance of the loan, including unfunded commitments, to the estimated “after repaired” value of the collateral securing the related loan, where available. For certain Rehabilitation loans, totaling $134.2 million and $189.9 million at June 30, 2021 and December 31, 2020, respectively, an after repaired valuation was not obtained and the loan was underwritten based on an “as is” valuation. The weighted average LTV of these loans based on the current unpaid principal balance and the valuation obtained during underwriting, is 69% and 69% at June 30, 2021 and December 31, 2020, respectively. Excluded from the calculation of weighted average LTV are certain low value loans secured by vacant lots, for which the LTV ratio is not meaningful.
(3)	Excludes loans for which no Fair Isaac Corporation (“FICO”) score is available.
(4)	At June 30, 2021 and December 31, 2020, the difference between the Carrying Value and Amortized Cost Basis represents the related allowance for credit losses.
(5)	Purchased Credit Deteriorated Loans tend to be characterized by varying performance of the underlying borrowers over time, including loans where multiple months of payments are received in a period to bring the loan to current status, followed by months where no payments are received. Accordingly, delinquency information is presented only for loans that are more than 90 days delinquent.

Table 8 - LTV 90+ Days Delinquencies

The following table presents certain information regarding the Company’s Residential whole loans that are 90 days or more delinquent:

	June 30, 2021
(Dollars In Thousands)	Carrying Value / Fair Value	UPB	LTV (1)
Residential whole loans, at carrying value
Purchased credit deteriorated loans	$105,487	$128,147	84.6%
Non-QM loans	$140,051	$137,252	65.8%
Rehabilitation loans	$108,942	$108,942	67.9%
Single-family rental loans	$22,595	$22,595	73.7%
Seasoned performing loans	$9,123	$9,792	50.1%
Total Residential whole loans, at carrying value	$386,198	$406,728

Residential whole loans, at fair value
Purchased non-performing loans	$510,611	$527,572	82.2%
Purchased performing loans	$2,974	$3,003	65.3%
Total Residential whole loans, at fair value	$513,585	$530,575

	December 31, 2020
(Dollars In Thousands)	Carrying Value / Fair Value	UPB	LTV (1)
Residential whole loans, at carrying value
Purchased credit deteriorated loans	$119,621	$145,028	86.7%
Non-QM loans	$148,387	$144,681	65.9%
Rehabilitation loans	$136,347	$136,347	65.8%
Single-family rental loans	$20,388	$20,233	72.7%
Seasoned performing loans	$8,031	$8,823	55.1%
Total Residential whole loans, at carrying value	$432,774	$455,112

Residential whole loans, at fair value
Purchased non-performing loans	$571,729	$625,621	86.8%
Purchased performing loans	$—	$—	—%
Total Residential whole loans, at fair value	$571,729	$625,621

(1)	LTV represents the ratio of the total unpaid principal balance of the loan to the estimated value of the collateral securing the related loan as of the most recent date available, which may be the origination date. For Rehabilitation loans, the LTV presented is the ratio of the maximum unpaid principal balance of the loan, including unfunded commitments, to the estimated “after repaired” value of the collateral securing the related loan, where available. For certain Rehabilitation loans, an after repaired valuation was not obtained and the loan was underwritten based on an “as is” valuation. Excluded from the calculation of weighted average LTV are certain low value loans secured by vacant lots, for which the LTV ratio is not meaningful.

Table 9 - Net gain/(loss) on residential whole loans measured at fair value through earnings

	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands)	2021	2020	2021	2020
Net unrealized gains/(losses)	$6,226	$2,010	$38,313	$(72,546)
Other Income (1)	(205)	2,900	(803)	2,147
Total	$6,021	$4,910	$37,510	$(70,399)

(1)	Primarily includes cash payments received from private mortgage insurance on liquidated loans and losses on liquidations of non-performing loans.

Webcast

MFA Financial, Inc. plans to host a live audio webcast of its investor conference call on Thursday, August 5, 2021, at 10:00 a.m. (Eastern Time) to discuss its second quarter 2021 financial results. The live audio webcast will be accessible to the general public over the internet at http://www.mfafinancial.com through the “Webcasts & Presentations” link on MFA’s home page. To listen to the conference call over the internet, please go to the MFA website at least 15 minutes before the call to register and to download and install any needed audio software. Earnings presentation materials will be posted on the MFA website prior to the conference call and an audio replay will be available on the website following the call.

Cautionary Language Regarding Forward-Looking Statements

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “will,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “could,” “would,” “may,” the negative of these words or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. These forward-looking statements include information about possible or assumed future results with respect to our business, financial condition, liquidity, results of operations, plans and objectives.  Statements regarding the following subjects, among others, may be forward-looking: risks related to the COVID-19 pandemic, including the pandemic’s effect on the general economy and our business, financial position and results of operations (including, among other potential effects, increased delinquencies and greater than expected losses in our whole loan portfolio); changes in interest rates and the market (i.e., fair) value of MFA’s residential whole loans, MBS and other assets; changes in the prepayment rates on residential mortgage assets, an increase of which could result in a reduction of the yield on certain investments in MFA’s portfolio and could require MFA to reinvest the proceeds received by it as a result of such prepayments in investments with lower coupons, while a decrease in which could result in an increase in the interest rate duration of certain investments in MFA’s portfolio making their valuation more sensitive to changes in interest rates and could result in lower forecasted cash flows; credit risks underlying MFA’s assets, including changes in the default rates and management’s assumptions regarding default rates on the mortgage loans in MFA’s residential whole loan portfolio; MFA’s ability to borrow to finance its assets and the terms, including the cost, maturity and other terms, of any such borrowings; implementation of or changes in government regulations or programs affecting MFA’s business; MFA’s estimates regarding taxable income, the actual amount of which is dependent on a number of factors, including, but not limited to, changes in the amount of interest income and financing costs, the method elected by MFA to accrete the market discount on residential whole loans and the extent of prepayments, realized losses and changes in the composition of MFA’s residential whole loan portfolios that may occur during the applicable tax period, including gain or loss on any MBS disposals and whole loan modifications, foreclosures and liquidations; the timing and amount of distributions to stockholders, which are declared and paid at the discretion of MFA’s Board and will depend on, among other things, MFA’s taxable income, its financial results and overall financial condition and liquidity, maintenance of its REIT qualification and such other factors as MFA’s Board deems relevant; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended (or the “Investment Company Act”), including statements regarding the concept release issued by the Securities and Exchange Commission (“SEC”) relating to interpretive issues under the Investment Company Act with respect to the status under the Investment Company Act of certain companies that are engaged in the business of acquiring mortgages and mortgage-related interests; MFA’s ability to continue growing its residential whole loan portfolio, which is dependent on, among other things, the supply of loans offered for sale in the market; expected returns on MFA’s investments in nonperforming residential whole loans (“NPLs”), which are affected by, among other things, the length of time required to foreclose upon, sell, liquidate or otherwise reach a resolution of the property underlying the NPL, home price values, amounts advanced to carry the asset (e.g., taxes, insurance, maintenance expenses, etc. on the underlying property) and the amount ultimately realized upon resolution of the asset; targeted or expected returns on MFA’s investments in recently-originated loans, the performance of which is, similar to MFA’s other mortgage loan investments, subject to, among other things, differences in prepayment risk, credit risk and financing cost associated with such investments; risks associated with MFA’s investments in MSR-related assets, including servicing, regulatory and economic risks, risks associated with our investments in loan originators, risks associated with investing in real estate assets, including changes in business conditions and the general economy and risks associated with the integration of MFA’s recently-completed acquisition of Lima One Holdings, LLC, and the ongoing operation thereof (including, without limitation, unanticipated expenditures relating to or liabilities arising from the transaction and/or the inability to obtain, or delays in obtaining, expected benefits from the transaction). These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements are based on beliefs, assumptions and expectations of MFA’s future performance, taking into account all information currently available. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MFA FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands Except Per Share Amounts)	June 30, 2021	December 31, 2020
	(Unaudited)
Assets:
Residential whole loans, net ($2,134,855 and $1,216,902 held at fair value, respectively) (1)	$5,550,979	$5,325,401
Securities, at fair value	302,835	399,999
Cash and cash equivalents	906,409	814,354
Restricted cash	8,839	7,165
Other assets	439,347	385,381
Total Assets	7,208,409	6,932,300

Liabilities:
Financing agreements ($2,294,103 and $3,366,772 held at fair value, respectively)	4,428,791	4,336,976
Other liabilities	253,081	70,522
Total Liabilities	4,681,872	4,407,498

Stockholders’ Equity:
Preferred stock, $0.01 par value; 7.5% Series B cumulative redeemable; 8,050 shares authorized; 8,000 shares issued and outstanding ($200,000 aggregate liquidation preference)	80	80
Preferred stock, $0.01 par value; 6.5% Series C fixed-to-floating rate cumulative redeemable; 12,650 shares authorized; 11,000 shares issued and outstanding ($275,000 aggregate liquidation preference)	110	110
Common stock, $0.01 par value; 874,300 and 874,300 shares authorized; 440,812 and 451,714 shares issued and outstanding, respectively	4,408	4,517
Additional paid-in capital, in excess of par	3,804,830	3,848,129
Accumulated deficit	(1,347,466)	(1,405,327)
Accumulated other comprehensive income	64,575	77,293
Total Stockholders’ Equity	2,526,537	2,524,802
Total Liabilities and Stockholders’ Equity	7,208,409	6,932,300

(1) Includes approximately $2.3 billion and $1.8 billion of Residential whole loans transferred to consolidated variable interest entities (“VIEs”) at June 30, 2021 and December 31, 2020, respectively. Such assets can be used only to settle the obligations of each respective VIE.

MFA FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands, Except Per Share Amounts)	2021	2020	2021	2020

	(Unaudited)
Interest Income:
Residential whole loans	$69,016	$84,837	$133,554	$190,872
Securities, at fair value	15,345	14,716	31,804	73,297
Other interest-earning assets	108	3,165	108	6,072
Cash and cash equivalent investments	59	60	113	546
Interest Income	$84,528	$102,778	$165,579	$270,787

Interest Expense:
Asset-backed and other collateralized financing arrangements	$21,640	$82,085	$47,691	$159,945
Other interest expense	3,915	5,906	7,934	11,805
Interest Expense	$25,555	$87,991	$55,625	$171,750

Net Interest Income	$58,973	$14,787	$109,954	$99,037

Reversal/(Provision) for credit and valuation losses on residential whole loans	$8,867	$85,377	$31,617	$(65,334)
Net Interest Income after Provision for Credit and Valuation Losses	$67,840	$100,164	$141,571	$33,703

Other Income, net:
Impairment and other losses on securities available-for-sale and other assets	$—	$(5,094)	$—	$(424,745)
Net realized gain/(loss) on sales of securities and residential whole loans	—	49,485	—	(188,895)
Net unrealized gain/(loss) on securities measured at fair value through earnings	1,374	64,438	1,475	(13,523)
Net gain/(loss) on residential whole loans measured at fair value through earnings	6,021	4,910	37,510	(70,399)
Loss on terminated swaps previously designated as hedges for accounting purposes	—	(49,857)	—	(49,857)
Net gain/(loss) on real estate owned	5,125	(4,199)	7,885	(5,684)
Other, net	9,127	1,264	9,096	738
Other Income/(Loss), net	$21,647	$60,947	$55,966	$(752,365)

Operating and Other Expense:
Compensation and benefits	$8,886	$8,578	$17,323	$17,477
Other general and administrative expense	7,887	7,652	14,679	12,227
Loan servicing, financing and other related costs	6,000	8,337	13,299	19,617
Costs associated with restructuring/forbearance agreement	—	39,966	—	$44,434
Operating and Other Expense	$22,773	$64,533	$45,301	$93,755

Net Income/(Loss)	$66,714	$96,578	$152,236	$(812,417)
Less Preferred Stock Dividend Requirement	$8,219	$8,144	$16,438	13,359
Net Income/(Loss) Available to Common Stock and Participating Securities	$58,495	$88,434	$135,798	$(825,776)

Basic Earnings/(Loss) per Common Share	$0.13	$0.19	$0.30	$(1.82)
Diluted Earnings/(Loss) per Common Share	$0.13	$0.19	$0.30	$(1.82)

Reconciliation of GAAP Book Value per Common Share to non-GAAP Economic Book Value per Common Share

“Economic book value” is a non-GAAP financial measure of our financial position. To calculate our Economic book value, our portfolios of Residential whole loans at carrying value are adjusted to their fair value, rather than the carrying value that is required to be reported under the GAAP accounting model applied to these loans. This adjustment is also reflected in our end of period stockholders’ equity in the table below. Management considers that Economic book value provides investors with a useful supplemental measure to evaluate our financial position as it reflects the impact of fair value changes for all of our residential mortgage assets, irrespective of the accounting model applied for GAAP reporting purposes. Economic book value does not represent and should not be considered as a substitute for Stockholders’ Equity, as determined in accordance with GAAP, and our calculation of this measure may not be comparable to similarly titled measures reported by other companies.

The following table provides a reconciliation of our GAAP book value per common share to our non-GAAP Economic book value per common share for the quarterly periods below:

(In Millions, Except Per Share Amounts)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
GAAP Total Stockholders’ Equity	$2,526.5	$2,542.3	$2,524.8	$2,565.7	$2,521.1
Preferred Stock, liquidation preference	(475.0)	(475.0)	(475.0)	(475.0)	(475.0)
GAAP Stockholders’ Equity for book value per common share	2,051.5	2,067.3	2,049.8	2,090.7	2,046.1
Adjustments:
Fair value adjustment to Residential whole loans, at carrying value	206.2	203.0	173.9	141.1	(25.3)

Stockholders’ Equity including fair value adjustment to Residential whole loans, at carrying value (Economic book value)	$2,257.7	$2,270.3	$2,223.7	$2,231.8	$2,020.8

GAAP book value per common share	$4.65	$4.63	$4.54	$4.61	$4.51
Economic book value per common share	$5.12	$5.09	$4.92	$4.92	$4.46
Number of shares of common stock outstanding	440.8	446.1	451.7	453.3	453.2